EXHIBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), effective June 13, 2012, is made between Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Employer”), Kodiak Oil & Gas Corp., a Yukon Territory corporation (“Company”) and Russell A. Branting (“Employee”).

RECITALS

WHEREAS, Employer, Company and Employee entered into an executive employment agreement, effective January 1, 2011 (the “Employment Agreement”), pursuant to which Employer and Company provided continued employment of Employee, and Employee committed himself to continue to serve Employer and Company on the terms and conditions provided in the Employment Agreement; and

WHEREAS, Employer, Company and Employee now wish to amend the Employment Agreement, as set out below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.        The first sentence of the second paragraph of Section 6.2 of the Employment Agreement is hereby deleted and replaced with the following:

“If Employee’s employment is terminated by Employer or Company without Cause or if Employee terminates his employment for Good Reason during the 12-month period following a Change of Control, Employer shall pay Employee, on the date that is sixty (60) days following the date of such termination, but subject to Section 4.4(f) of this Agreement, a lump sum payment equal to (a) Employee’s Base Salary at the rate in effect on the termination date for a period of eighteen (18) months plus (b) an amount equal to the most recent annual Cash Bonus paid to Employee pursuant to Section 3.2 of this Agreement or the average Cash Bonus paid to Employee under this Agreement and prior employment agreements, whichever is greater, subject only to withholdings and deductions required by law and Employee’s execution of a Release not more than 45 days following the termination of Employee’s employment.”

 3.        Except as modified herein, Employer, Company and Employee confirm that the Employment Agreement remains unmodified and in full force and effect.  The Employment Agreement, as modified by this Amendment, constitutes the entire agreement between the parties relating to the subject matter hereof.

4.      This Amendment may be executed by the parties in separate counterparts, including by electronic transmission via facsimile or e-mail, each of which such counterparts when so executed and delivered shall be deemed to constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Amendment as of the day and year first above written.

EMPLOYER: KODIAK OIL & GAS (USA) INC.

By: /s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

COMPANY: KODIAK OIL & GAS CORP.

By: /s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

EMPLOYEE:

By: /s/ Russell A. Branting
Russell A. Branting